Exhibit p.4

NEITHER THIS WARRANT, NOR THE UNITS HOLDER MAY PURCHASE HEREUNDER, HAVE BEEN OR WILL BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS.  NO SALE, TRANSFER OR DISPOSITION OF THIS WARRANT OR THE UNITS MAY BE EFFECTED WITHOUT (i) EFFECTIVE REGISTRATION STATEMENTS RELATED THERETO, (ii) AN OPINION OF COUNSEL FOR THE HOLDER, REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATIONS ARE NOT REQUIRED, (iii) RECEIPT OF NO-ACTION LETTERS FROM THE APPROPRIATE GOVERNMENTAL AUTHORITIES, OR (iv) OTHERWISE COMPLYING WITH THE PROVISIONS OF SECTION 7 OF THIS WARRANT.

SECOND AMENDED AND RESTATED WARRANT TO PURCHASE COMMON UNITS

Company:	Zea Capital Fund LLC
Holder:	Iowa Corn Opportunities, LLC
Number of Common Units:	Up to 119,565 (Subject to Section 5)
Class:	Common Units
Exercise Price:	$11.50 per Common Unit (Subject to Section 5)
Issue Date:	June 8, 2010

THIS CERTIFIES THAT, for value received, Iowa Corn Opportunities, LLC, an Iowa limited liability company (the “Holder”), is entitled to subscribe for and purchase One Hundred Nineteen Thousand Five Hundred Sixty-Five (119,565) (the “Maximum Number”) Common Units of Zea Capital Fund LLC, a Delaware limited liability company (the “Company”), subject to the limitations and adjustments set forth in Section 3 and Section 5 hereof.

1.           Warrant Price.  This Warrant is convertible at a rate of $11.50 per Common Unit (the “Warrant Price”) and shall be paid solely through a cash contribution by Holder.

2.   Term of Warrant:  Holder may exercise this Warrant anytime prior to the effectuation of the Closing Date (as that term is defined in the Company’s Third Amended and Restated Limited Liability Company Agreement (the “Operating Agreement”)).  This Warrant expires (the “Expiration Date”) and shall be null and void on the earlier to occur of the following: (a) the occurrence of any consolidation or merger of the Company with or into another corporation, or any conveyance of all or substantially all of the assets of the Company to another corporation pursuant to which holders of the Company’s units are to receive securities or property of another corporation, (b) December 14, 2010 , or (c) the abandonment of the public offering associated with the Closing Date.

3.   Terms of Transaction:  This Warrant entitles the Holder to purchase up to the Maximum Number of Common Units at the Warrant Price.  The granting of this Warrant shall impose no obligation upon Holder to exercise the Warrant.  This Warrant is issued to Holder as a result of the Company’s desire to issue units and in exchange for converting that certain warrant for Common Units of the Company originally issued by the Company to Holder on December 14, 2009 (the “Original Warrant”) to this Warrant for Common Units.  Issuance of this Warrant to Holder deems the Original Warrant null and void and no longer valid for exercise by Holder.

4.    Method of Exercise.  The purchase right represented by this Warrant may be exercised, in whole or in part, in an amount up to the Maximum Number of Common Units.  Such purchase right may be exercised by the Holder at any time prior to the Expiration Date, subject to adjustment as provided in Section 5.  The Holder shall exercise its purchase right by providing written notice to the Company of its election to purchase Common Units pursuant to the terms of this Warrant and payment in cash for the number of Common Units to be purchased.  Within ten (10) days of receipt of such written notice, the Company shall provide evidence reasonably satisfactory to the Holder that such purchase has occurred and shall deliver evidence representing the issuance of the applicable Common Units to the Holder.

5.   Adjustment of Warrant Price and Number of Common Units.  The number and price of Common Units purchasable upon the exercise of this Warrant and the Warrant Price shall be subject to adjustment from time to time upon the occurrence of certain events, as follows:
(a)    Subdivision or Combination of Common Units.  If the Company at any time while this Warrant remains outstanding and unexpired shall subdivide or combine its outstanding Common Units, the Warrant Price shall be proportionately decreased in the case of a subdivision or increased in the case of a combination, effective at the close of business on the date the subdivision or combination becomes effective.

(b)    Unit Dividends and Other Distributions.  In case the Company shall make or issue, or shall fix a record date for the determination of eligible holders entitled to receive, a dividend or other distribution with respect to the Common Units or other units of the Company (or any units or other securities at the time issuable upon exercise of the Warrant) payable in (i) securities of the Company or (ii) assets (excluding cash dividends), then, in each such case, the Holder on exercise hereof at any time after the consummation, effective date or record date of such dividend or other distribution, shall receive, in addition to the Common Units (or such other units or securities) issuable on such exercise prior to such date, and without the payment of additional consideration therefore, the securities or such other assets of the Company to which such Holder would have been entitled upon such date if such Holder had exercised this Warrant on the date hereof and had thereafter, during the period from the date hereof to and including the date of such exercise, retained such shares and/or all other additional units available by it as aforesaid during such period giving effect to all adjustments called for by this Section 5.

6.           Representations and Warranties of the Company .  The Company represents and warrants to Holder as follows:

   (a)      Organization and StandingOrganization and Standing .  The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to own or hold under lease its properties and assets and to carry on its business as now conducted, and to execute, deliver and perform its obligations hereunder.

(b)    Capitalization; Ownership of Equity.  Other than the Warrant issued to Holder and rights to acquire Common Units which are disclosed, there are no outstanding equity securities of the Company that are convertible into or exchangeable for equity interests of the Company.

(c)     AuthorizationAuthority and Binding Effect .  The Company has secured all approvals required in connection with issuance of this Warrant, including approval by its Board of Directors.

(d)    Consents.  The execution and delivery of this Warrant by the Company will not violate or result in a default under, or require the consent or approval of or prior notice to any party to, or require a payment to any party to, any contract to or by which the Company is a party or otherwise bound or affected.

7.           Representations and Warranties of the Holder.  The Holder represents and warrants to the Company as follows:
(a)     That the Common Units will be acquired for investment for its own account and not on behalf of any other person or persons and not with a view to, or for sale in connection with, any public distribution thereof;

(b)    That the Company is under no obligation to the register the Common Units on its behalf or to assist the Holder in compliance with any exemption from such registration under the Securities Act or any similar state or foreign law;

(c)    That the Holder has been furnished with such financial and other information as the Holder considers necessary in connection with this Warrant;

(d)    That in connection with this Warrant, the Company has made available to the Holder the opportunity to obtain additional information to verify the accuracy of the information contained in this Warrant and evaluate the merits and risks of an investment in the Common Units;

(e)    That the Company or its advisors or attorneys have answered all inquiries made by the Holder concerning the Company, its business and financial condition or any other matter relating to the Company and its offer and sale of the Common Units;

(f)    That the Holder acknowledges that the Company has provided it with a copy of the Operating Agreement which the Holder has read, reviewed and understands the limitations set forth in the Operating Agreement; and

(g)     That the Holder understands and is familiar with the nature of, and the risks associated with an investment in the Common Units, including the tax aspects of the investment and is capable of bearing the economic risk of the investment and can afford the loss of the total amount of any investment in the Common Units.

(h)    That the Holder understands and acknowledges that upon issuance of this Warrant, the Original Warrant is null and void and may no longer be exercised by Holder.

8.           Compliance with Securities Act.  The Holder, by acceptance hereof, agrees that this Warrant, and the Common Units to be issued upon exercise hereof are being acquired for investment and that such Holder will not offer, sell, transfer or otherwise dispose of this Warrant, or any Common Units to be issued upon exercise hereof except under circumstances which will not result in a violation of the Securities Act of 1933, as amended (the “Act”) or applicable state law.  If at the time of any proposed sale or transfer of this Warrant or of any Common Units issuable upon exercise hereof, such securities have not been registered under the Act and are not eligible for sale without registration under Rule 144 of the Act, the Company may require as a condition of allowing such sale or transfer, that the Holder of such securities furnish to the Company such information as is reasonably necessary to establish that such sale or transfer may be made without registration under the Act.  All Common Units issued upon exercise of this Warrant (unless registered under the Act) may be stamped or imprinted with a legend in substantially the following form:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS.  NO SALE, TRANSFER OR DISPOSITION MAY BE EFFECTED WITHOUT (I) EFFECTIVE REGISTRATION STATEMENTS RELATED THERETO, (II) AN OPINION OF COUNSEL FOR THE HOLDER, REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATIONS ARE NOT REQUIRED, (III) RECEIPT OF NO-ACTION LETTERS FROM THE APPROPRIATE GOVERNMENTAL

AUTHORITIES, OR (IV) OTHERWISE COMPLYING WITH THE PROVISIONS OF THE WARRANT UNDER WHICH THESE SECURITIES WERE ISSUED.”

9.          Modification and Waiver.  This Warrant and any provision hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by both the Holder and the Company.

10.          Lost Warrants or Common Units Certificate.  The Company covenants to the Holder that, upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant or any unit certificate and, in the case of any such loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to the Company, or in the case of any such mutilation upon surrender and cancellation of such Warrant or unit certificate, the Company will make and deliver a new Warrant or unit certificate, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Warrant or unit certificate.

11.          Governing Law.  This Warrant shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of Delaware (without regard to its conflicts of law provisions).

12.          Saturdays, Sundays and Holidays.  If the Expiration Date falls on a Saturday, Sunday or legal holiday, the Expiration Date shall automatically be extended until 5:00 p.m. the next business day.

13.          Notices of Record Date.  In case:

(a)           the Company shall take a record of the holders of the Common Units for the purpose of entitling them to receive any dividend or other distribution, or any right to subscribe for or purchase any units of any class or any other securities or to receive any other right;

(b)    of any consolidation or merger of the Company with or into another corporation, any capital reorganization of the Company, any reclassification of the securities of the Company, or any conveyance of all or substantially all of the assets of the Company to another corporation in which holders of the Company’s units are to receive securities or property of another corporation;

(c)          of any voluntary dissolution, liquidation or winding-up of the Company; or

(d)    of any redemption or conversion of all outstanding Common Units,

then, and in each such case, the Company will mail or cause to be mailed to the Holder a notice specifying, as the case may be, (i) the date on which a record is to be taken for the purpose of such dividend, distribution or right, or (ii) the date on which such reorganization, reclassification, consolidation, merger, conveyance, dissolution, liquidation, winding-up, redemption or conversion is to take place, and the time, if any is to be fixed, as of which the holders of record of the Common Units shall be entitled to exchange their Common Units (or such other units or securities), for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, conveyance, dissolution, liquidation or winding-up.  Such notice shall be delivered at least seven (7) days prior to the date therein specified.

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Acknowledged and Agreed:

HOLDER	COMPANY

IOWA CORN OPPORTUNITIES, LLC,	ZEA CAPITAL FUND LLC

an Iowa limited liability company	a Delaware limited liability company

By: /s/ Brian Jones	By: /s/ James D. Thorp
Name: Brian Jones	Name: James D. Thorp
Title: Chief Operating Officer	Title: President

EXHIBIT A
TO
WARRANT

(Subscription Form To Be Executed Upon Exercise of Warrant)

The undersigned, holder or assignee of such holder of the Warrant, hereby subscribes for ________ Common Units which the undersigned is entitled to purchase under the terms of the Warrant and directs that the units issuable upon exercise of said Warrant be issued and delivered to the following named person(s), payment of the exercise price to made on delivery as follows:

Dated:

Name Printed

Signature

Title

Address